News Release
Document Security Systems, Inc. First Federal Plaza 28 East Main Street Rochester, NY 14614	Investor contact: Deborah K. Pawlowski Kei Advisors LLC 716.843.3908 Email: dpawlowski@keiadvisors.com	Media contact: Kim Waver Dixon Schwabl Advertising 585.899.3273 Email: kim@dixonschwabl.com

For Immediate Release

Document Security Systems Reports 209% Revenue Growth
in Fourth Quarter 2006

•	Gross profit increases 222% in fourth quarter 2006

•	Revenue increases 176% for 2006

ROCHESTER, NY, March 8, 2007 — Document Security Systems, Inc. (AMEX: DMC; "DSS"), a leader in proven, patented protection against counterfeiting and unauthorized copying, scanning and photo imaging, today reported results for the fourth quarter and year ended December 31, 2006.

Revenue for 2006 was $4.8 million, up 176%, or $3.1 million, over revenue of $1.7 million in 2005. The primary contributor to the increase was sales of $2.3 million from the addition of Plastic Printing Professionals (“P3”), DSS’ security printer subsidiary that was acquired on February 7, 2006. Organic sales for 2006 increased 45%, or $781,000, over 2005 revenue. Driving the growth of organic revenue in 2006 was an increase in royalty revenue of $601,000. Organic revenue, a non-GAAP (Generally Accepted Accounting Principles) measure, includes all of DSS’ revenue other than revenue generated by P3.

For the fourth quarter of 2006, revenue was $1.4 million, an increase of $946,000, or 209%, as compared with $452,000 for the comparable quarter in 2005. Organic sales for the fourth quarter 2006 increased 68%, or $307,000, over fourth quarter 2005 revenue which was also driven by an increase in royalty revenue.

Mr. Patrick White, Chairman and CEO, commented, “We made solid progress in 2006 towards increasing the use of our technologies around the world, developing partnerships that expand our channels to market, and growing revenue to achieve profitability. With our rich intellectual portfolio, we believe that the strength of our optical deterrent technologies will continue to be recognized around the world as the leading method for protecting documents and packaging.”

Not reflected in full year 2006 revenue was cash receipts received by DSS in 2006 of approximately $1,031,000 for technology licenses and services for which revenue recognition is deferred in accordance with GAAP, which requires revenue for upfront licensing and royalty fees to be recognized evenly over the term of the applicable licensing agreement, or as otherwise earned. The receipt of these upfront payments was a primary reason that DSS achieved positive operating cash flow for the last two quarters of 2006.

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Document Security Systems Reports 209% Revenue Growth in Fourth Quarter 2006
March 8, 2007

FOURTH QUARTER HIGHLIGHTS

•
McDermott, Will & Emery LLP, (“MWE”) the internationally renowned law firm representing the Company on its patent validity and infringement suit against the European Central Bank (ECB), agreed to accept DSS common stock as payment for its outstanding and future fees for its legal services provided for the ECB’s lawsuits asserting invalidity of one of DSS’ patents. The shares will be issued during the course of the litigation at market value for certain fees as incurred by MWE in connection with the litigation. The agreement with MWE allows DSS to use its common stock to eliminate the Company’s cash requirements for MWE’s legal fees related to the ECB litigation, not to exceed $1.2 million in stock. If any legal services are provided for these cases by MWE over the $1.2 million cap, those fees will not be charged to DSS. DSS has issued 70,608 restricted shares to MWE under the agreement to cover all outstanding MWE legal fees that DSS incurred in connection with the ECB invalidity litigation through December 2006.

•
Authorized TransTech Systems, Inc. as the exclusive distributor in the United States of DSS technology for large format event identification badges and cards. TransTech is a leading distributor in the ID badge and access control markets and services a network of over 700 security products dealers throughout the United States.

•
Expanded into the Republic of Indonesia with PT Sekur Grafika, which it has granted a two-year technology license and the exclusive rights to market, sell and distribute DSS’ wide range of secure document products

OPERATING RESULTS

Gross profit for 2006 increased 161% to $2.2 million compared with $841,000 in 2005. Gross margin decreased slightly to 45% compared with 48% in 2005 which primarily reflects the change in mix of manufactured product sales and technology license and royalty fees due to the acquisition of P3 in February 2006.

In the fourth quarter 2006, gross profit increased 222% to $694,000 compared with $216,000 for the same period last year. Gross margin increased to 50% compared with 48% in the prior year’s fourth quarter.

Operating expenses for 2006 were $7.1 million compared with $3.7 million in 2005, an increase of $3.4 million, or 89%. The increase in operating expenses includes $819,000 in operating costs associated with P3, increases in non-cash expenses of $487,000 in amortization of intangible assets and $884,000 in stock-based payments primarily due to warrants issued to BTI, a bar code technology company, as part of DSS' long-term partnership with BTI that was formed to expedite DSS’ entry into the Chinese market for secure documents. After taking into account these incremental costs, the remaining increase of approximately $1.2 million primarily reflects increases in personnel and consulting resources in the areas of operations, sales staffing as well as management of an expanded patent portfolio considered key to the Company’s continued future growth.

In the fourth quarter 2006, operating expenses were $2.1 million compared with $1.3 million for the same time last year, an increase of $849,000, or 66%. The increase in operating expenses includes $274,000 in operating costs associated with P3 and increases in non-cash expenses of $322,000 in stock-based payments primarily due to warrants issued to BTI. After taking into account these incremental costs, the remaining expense increase of approximately $253,000 primarily reflects increases in personnel and consulting resources in the areas of operations, sales and management.

Adjusted EBITDA at the fiscal year ended December 31, 2006 was a loss of $2.6 million, or $.20 per basic and diluted share, compared with an EBITDA loss of $2.1 million, or $0.17 per basic and diluted share for 2005.

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Document Security Systems Reports 209% Revenue Growth in Fourth Quarter 2006
March 8, 2007

The fourth quarter 2006 Adjusted EBITDA was a loss of $718,000, or $0.06 per basic and diluted share, compared with a loss of $656,000, or $0.05 per basic and diluted share, for the comparable period in 2005. (See Reconciliation of GAAP to Non-GAAP Financial Measures table)

For the fiscal year ended December 31, 2006, the net loss was $4.9 million or $0.37 per basic and diluted share, compared with a net loss of $2.8 million in 2005 or $0.24 per basic and diluted share.

In the fourth quarter of 2006, the net loss was $1.4 million, or $0.11 per basic and diluted share, compared with a net loss of $1.0 million or $0.08 per basic and diluted share, for the fourth quarter of 2005.

The completion of the Company’s year-end closing procedures and the annual audit could result in adjustment to the amounts reported in this release. Therefore, all results reported in this release should be considered preliminary until DSS files its Annual Report on Form 10-K for the 2006 fiscal year.

EARLY FIRST QUARTER HIGHLIGHTS AND OUTLOOK

Mr. White concluded, “Our objective in 2007 is to grow revenue such that we are at a pace of breakeven by the end of the year. In order to breakeven, we currently estimate that we need between $11 and $12 million in annual revenue. Furthermore, our cost structure is such that we can achieve operating cashflow breakeven at around $7 to $8 million in annual revenue. Beginning in the second quarter of this year, we expect that the drivers license project with IDI and the BTI identification card in China should begin to positively impact our growth.”

•
Together with The Ergonomic Group (EGI), DSS has been selected to develop passport certificates by Indra Sistemas, S. A. (Indra), the winner of the contract to modernize the Panama Maritime Authority's systems,

•	Completed initial shipment of foreign drivers licenses at the P3 division with anticipation of significant follow-on orders for the project.

TELECONFERENCE

The Company invites you to join Patrick White, Chairman and CEO and Peter Ettinger, President on a teleconference to discuss fourth quarter and year end results, and its sales and marketing activities on Thursday, March 8, 2007 at 4:30 p.m. Eastern Time. To access the call you may dial 1-913-935-8759. It is recommended that you dial in approximately 10 to 15 minutes prior to the scheduled start time. Alternatively, you may listen to a live web cast of the call on the Company’s website: www.documentsecurity.com.

A replay of the call will be available until March 22, 2007 at midnight Eastern Time by dialing 1-973-341-3080, and entering PIN number 8431967. The archive will be made available on the website for approximately 60 days.

About Document Security Systems, Inc.

A rapidly growing security technology company, Document Security Systems is a world leader in the development of optical deterrent technologies that help prevent counterfeiting and brand fraud from the use of the most advanced scanners, copiers and imaging systems in the market. The Company’s patented and patent-pending technologies protect valuable documents and printed products from counterfeiters and identity thieves. Document Security Systems’ customers, which include international governments, major corporations and world financial institutions, use its covert and overt technologies to protect a number of applications including, but not limited to, currency, vital records, brand protection, ID Cards, internet commerce, passports and gift certificates. Document Security Systems’ strategy is to become the world’s leading producer of cutting-edge security technologies for paper, plastic and electronically generated printed assets. More information about Document Security Systems can be found at its websites: www.documentsecurity.com and www.plasticprintingprofessionals.com.

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Document Security Systems Reports 209% Revenue Growth in Fourth Quarter 2006
March 8, 2007

Safe Harbor Statement

This release contains forward-looking statements regarding expectations for future financial performance, which involve uncertainty and risk. It is possible the Company's future financial performance may differ from expectations due to a variety of factors including, but not limited to, changes in economic and business conditions in the world, increased competitive activity, achieving sales levels to fulfill revenue expectations, consolidation among its competitors and customers, technology advancements, unexpected costs and charges, adequate funding for plans, changes in interest and foreign exchange rates, regulatory and other approvals and failure to implement all plans, for whatever reason. It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on current conditions; expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected. The Company makes no commitment to update any forward-looking statement included herein, or disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

TABLES FOLLOW.
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Document Security Systems Reports 209% Revenue Growth in Fourth Quarter 2006
March 8, 2007

DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations

	4th Quarter			Total Year
	2006	2005	%	2006	2005	%
	(unaudited)	(unaudited)	chg	(unaudited)	(audited)	chg
Revenue, net
Security products & printing	$912,278	$279,143	227%	$3,520,897	1,143,495	208%
Royalties	338,850	29,349	1055%	682,073	80,949	743%
Legal product sales	147,471	143,975	2%	631,454	525,420	20%
Total Revenue	1,398,599	452,467	209%	4,834,424	1,749,864	176%

Costs of revenue
Security products & printing	622,038	161,352	286%	2,287,363	636,637	259%
Legal product sales	82,415	75,582	9%	349,655	272,542	28%
Total costs of revenue	704,453	236,934	197%	2,637,018	909,179	190%
Gross profit	694,146	215,533	222%	2,197,406	840,685	161%

Operating expenses:
Selling, general and administrative expenses	1,773,030	934,224	90%	5,692,955	2,890,899	97%
Research and development	90,219	73,907	22%	352,796	313,657	12%
Amortization of intangibles	261,539	268,110	-2%	1,025,528	538,110	91%
Operating expenses	2,124,788	1,276,241	66%	7,071,279	3,742,666	89%
Operating loss	(1,430,642)	(1,060,708)	-35%	(4,873,873)	(2,901,981)	-68%

Other income (expense):
Interest income	8,638	18,380	-53%	59,976	85,602	-30%
Gain/(Loss) on foreign currency adjustments	(3,526)	0	0%	(3,526)	0	0%
Interest expense	(1,311)	(5,868)	-78%	(14,943)	(26,411)	-43%
Loss before income taxes	(1,426,841)	(1,048,196)	36%	(4,832,366)	(2,842,790)	70%

Income taxes	0	0	0%	0	0	0%
Net loss	$(1,426,841)	$(1,048,196)	36%	$(4,832,366)	$(2,842,790)	-70%
Net loss per share, basic and diluted	$(0.11)	$(0.08)	38%	$(0.37)	$(0.24)	54%
Weighted average common shares outstanding, basic and diluted	12,958,375	12,463,462	4%	12,891,505	12,010,464	7%

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Document Security Systems Reports 209% Revenue Growth in Fourth Quarter 2006
March 8, 2007

DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
As of December 31,
	2006	2005
	(unaudited)	(audited)
ASSETS

Current assets:
Cash and cash equivalents	$5,802,615	$3,953,482
Accounts receivable, net of allowance
of $74,000 ($14,000 -2005)	618,622	164,726
Inventory	239,416	148,804
Prepaid expenses and other current assets	224,782	225,114
Total current assets	6,885,435	4,492,126

Restricted cash	-	240,000
Fixed assets, net	637,732	451,195
Other assets	156,734	229,050
Goodwill	1,396,734	711,785
Other intangible assets, net	5,389,564	4,208,962
Total Assets	$14,466,199	$10,333,118
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,283,503	$547,512
Accrued expenses & other current liabilities	877,261	212,559
Deferred revenue	564,439	-
Current portion of long-term debt	-	50,891
Current portion of capital lease obligations	34,814	33,374
Total current liabilities	2,760,017	844,336

Long-term debt	-	167,309
Long-term capital lease obligations	50,417	84,931
Long-term deferred revenue	466,875	-
Commitments and Contingencies

Stockholders' equity
Common stock, $.02 par value;
200,000,000 shares authorized,
13,544,724 shares issued and outstanding (12,698,872 in 2005)	270,894	253,977
Additional paid-in capital	28,145,793	21,377,996
Accumulated deficit	(17,227,797)	(12,395,431)
Total stockholders' equity	11,188,890	9,236,542
Total Liabilities and Stockholders' Equity	$14,466,199	$10,333,118

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Document Security Systems Reports 209% Revenue Growth in Fourth Quarter 2006
March 8, 2007

DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows
For the Year Ended December 31,

	2006	2005
	(unaudited)	(audited)
Cash flows from operating activities:
Net loss	$(4,832,366)	$(2,842,790)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization expense	1,233,016	720,603
Stock based compensation	1,002,420	118,518
(Increase) decrease in assets:
Accounts receivable	(287,910)	236,897
Inventory	(20,465)	(81,233)
Prepaid expenses and other assets	(117,221)	(140,640)
Increase in liabilities:
Accounts payable	527,327	137,670
Deferred revenue	1,031,314	-
Accrued expenses and other current liabilities	52,208	161,254
Net cash used by operating activities	(1,411,677)	(1,689,721)

Cash flows from investing activities:
Purchase of fixed assets	(136,078)	(107,083)
Business combination	(1,301,670)	-
Purchase of other intangible assets	(835,946)	(185,912)
Net cash used by investing activities	(2,273,694)	(292,995)

Cash flows from financing activities:
Repayment of long-term debt	(218,200)	(47,920)
Decrease in restricted cash	240,000	60,000
Repayment of capital lease obligations	(33,074)	(30,625)
Issuance of common stock, net	5,545,778	3,296,878
Net cash provided by financing activities	5,534,504	3,278,333

Net increase in cash and cash equivalents	1,849,133	1,295,617
Cash and cash equivalents beginning of period	3,953,482	2,657,865
Cash and cash equivalents end of period	$5,802,615	$3,953,482

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Document Security Systems Reports 209% Revenue Growth in Fourth Quarter 2006
March 8, 2007

Reconciliation of GAAP and Non-GAAP Financial Measures

	Three Months Ended		For the Year Ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005

Net Loss	$(1,426,841)	$(1,048,196)	$(4,832,366)	$(2,842,790)
Add back:
Depreciation	43,842	47,533	207,488	182,493
Amortization of Intangibles	261,539	268,110	1,025,528	538,110
Stock Based payments	410,736	88,997	1,002,420	118,518
Interest Income	(8,638)	(18,380)	(59,976)	(85,602)
Interest Expense	1,311	5,868	14,943	26,411
Income Taxes	-	-	-	-

Adjusted EBITDA	$(718,051)	$(656,068)	$(2,641,963)	$(2,062,860)

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